Exhibit 99.1

IO Biotech Announces 2023 Third Quarter Results

•	Completed enrollment of 380 patients in pivotal Phase 3 trial of lead therapeutic cancer vaccine, IO102-IO103 in combination with KEYTRUDA® (pembrolizumab), in patients with advanced melanoma

•

Presented encouraging preliminary data from Phase 2 basket trial of IO102-IO103 at the IASLC 2023 World Conference on Lung Cancer (WCLC) in September 2023 and at the European Society of Medical Oncology (ESMO) annual meeting in October 2023

•

Presented three posters at the Society for Immunotherapy of Cancer’s (SITC) 38th Annual Meeting; non-clinical data presented demonstrates clear impact of immune modulating vaccines targeting IDO1 and PD-L1 on several tumoral immune escape mechanisms in the tumor microenvironment leading to enhanced anti-tumor effect

•

Ended the third quarter with approximately $165.5 million in cash and cash equivalents, including proceeds from recently completed $75 million private placement; cash position is expected to support operations into the fourth quarter of 2025

New York, NY – November 13, 2023: IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune-modulating therapeutic cancer vaccines based on its T-win® technology platform, today reported financial results for the third quarter ended September 30, 2023.

“Our focus for 2023 has been to successfully execute multiple clinical trials for our novel, investigational therapeutic cancer vaccine, IO102-IO103. We recently achieved several milestones, completion of enrollment in our pivotal Phase 3 trial in patients with advanced melanoma, the presentation of encouraging preliminary data from the Phase 2 basket trial of IO102-IO103 at WCLC and ESMO, and expanding into earlier stages of melanoma treatment with the initiation of an additional Phase 2 basket study in the neoadjuvant/adjuvant setting,” said Mai-Britt Zocca, PhD, President and CEO of IO Biotech. “With our strengthened balance sheet as a result of our $75 million private placement and key additions to both our management team and board of directors, we are in a strong position as we work diligently to bring our lead therapeutic cancer vaccine candidate, IO102-IO103, toward the market, potentially as early as 2025.”

Recent Business Highlights and Anticipated Milestones

•

The company completed enrollment of 380 patients in its pivotal Phase 3 trial (IOB-013/KN-D18) in November 2023. The primary endpoint of the pivotal Phase 3 trial is progression free survival (PFS). The PFS analysis is event-driven and will be conducted when 226 events have occurred in the trial, which the company estimates will take place in the second half of 2025. Additionally, there is a per-protocol interim analysis of overall response rate (ORR) planned when the first 225 randomized patients reach one year of treatment in June 2024. The outcome of this analysis is expected in the third quarter of 2024.

•

The Phase 2 basket trial (IOB-022/KN-D38) evaluating IO102-IO103 in combination with pembrolizumab in patients with metastatic non-small cell lung cancer, or recurrent or metastatic squamous cell cancer of the head and neck (SCCHN) also continued to enroll patients. Encouraging preliminary data from this basket trial were presented at the IASLC 2023 World Conference on Lung Cancer (WCLC) in September 2023 and at the ESMO Congress in October 2023. [https://bit.ly/3uhelje; https://bit.ly/3MxPWwg]

•

The company presented three posters at the Society for Immunotherapy of Cancer’s (SITC) 38th Annual Meeting. Non-clinical data presented demonstrate the clear impact of therapeutic vaccines targeting IDO1 and PD-L1 on several tumoral immune escape mechanisms in the tumor microenvironment leading to enhanced anti-tumor effect and support the clinical observations observed to date with the company’s lead therapeutic vaccine candidate, IO102-IO103. [https://bit.ly/469Lvyy]

•

On August 7, 2023, the company completed a $75 million private placement with participation from both new and existing healthcare-dedicated investors, extending the company’s cash runway into the fourth quarter of 2025. [https://bit.ly/3QSyaXl]

•

The company appointed a new member, Helen Collins, MD, to the company’s board of directors. Dr. Collins is currently the Chief Medical Officer at Enliven Therapeutics. Prior to joining Enliven, Helen served as Chief Medical Officer and Executive Vice President at Five Prime Therapeutics, a clinical-stage biotechnology company focused on oncology that was acquired by Amgen, Inc. She serves as a member of the board of directors of Kura Oncology. [Link to Press Release]

Third Quarter 2023 Financial Results

The company ended the third quarter with approximately $165.5 million in cash and cash equivalents, which is expected to fund the company’s operations into the fourth quarter of 2025.

•	Net loss for the three months ended September 30, 2023, was $21.7 million, compared to $15.7 million for the three months ended September 30, 2022.

•

Research and development expenses were $17.7 million for the three months ended September 30, 2023, compared to $10.0 million for the three months ended September 30, 2022. The increase was primarily related to clinical trial-related activities for our IO102-IO103 therapeutic vaccine candidate, including the continued execution of our Phase 3 clinical trial. The company recognized $2.1 million in research and development equity-based compensation for the three months ended September 30, 2023, compared to $1.0 million for the three months ended September 30, 2022.

•

General and administrative expenses were consistent at $5.8 million for the three months ended September 30, 2023 and 2022, respectively. The company recognized $0.9 million in general and administrative equity-based compensation for the three months ended September 30, 2023, compared to $1.4 million for the three months ended September 30, 2022.

•

Cash and cash equivalents as of September 30, 2023, were $165.5 million, compared to $142.6 million at December 31, 2022. During the three months ended September 30, 2023, the company used cash, cash equivalents and restricted cash of $16.0 million from operating and investing activities, obtained $71.9 million in estimated net cash proceeds from our private placement and incurred an additional decrease of $0.5 million in cash due to the effects of foreign currency exchange rates.

Upcoming Events

Jefferies London Healthcare Conference from November 14-16, 2023 in London. Mai-Britt Zocca, PhD, President and CEO, and Amy Sullivan, CFO, will participate in one-on-one meetings on Wednesday, November 15.

Piper Sandler 35th Annual Healthcare Conference from November 28-30, 2023 in New York. Dr. Zocca will present a corporate overview and Dr. Zocca and Ms. Sullivan will participate in one-on-one meetings on Wednesday, November 29.

About IO102-IO103

IO102-IO103 is an investigational immune-modulating therapeutic cancer vaccine designed to target the immunosuppressive mechanisms mediated by the proteins indoleamine 2,3-dioxygenase (IDO) and programmed death-ligand 1 (PD-L1). The company is currently conducting a pivotal Phase 3 trial (IOB-013/KN-D18; NCT05155254) evaluating IO102-IO103 in combination with pembrolizumab in first-line advanced melanoma patients, a Phase 2 basket trial (IOB-022/KN-D38; NCT05077709) evaluating IO102-IO103 in combination with pembrolizumab in first-line advanced non-small cell lung cancer and squamous cell cancer of the head and neck (SCCHN), and a Phase 2 basket trial (IOB-032/PN-E40; NCT05280314) evaluating IO102-IO103 plus pembrolizumab as a perioperative treatment in solid tumors including melanoma and SCCHN.

The clinical trials are sponsored by IO Biotech and conducted in collaboration with Merck and Merck is supplying pembrolizumab. IO Biotech maintains global commercial rights to IO102-IO103.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulating therapeutic cancer vaccines based on its T-win® vaccine platform. The T-win platform is a novel approach to cancer vaccines designed to activate T cells to target the immunosuppressive cells in the tumor microenvironment. IO Biotech is advancing its lead cancer vaccine candidate, IO102-IO103, in clinical trials, and additional pipeline candidates through preclinical development. Based on positive Phase 1/2 first line advanced melanoma data, IO102-IO103, in combination with pembrolizumab, has been granted a breakthrough therapy designation for the treatment of unresectable / metastatic melanoma by the US Food and Drug Administration. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including regarding the timing of the interim analysis of our Phase 3 trial, current or future clinical trials, their progress, enrollment or results, or the company’s financial position or cash runway, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Contact:

Maryann Cimino, Director of Investor Relations

IO Biotech, Inc.

617-710-7305

mci@iobiotech.com

IO BIOTECH, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating expenses
Research and development	$17,655	$10,022	$46,059	$32,553
General and administrative	5,829	5,843	17,201	18,482

Total operating expenses	23,484	15,865	63,260	51,035

Loss from operations	(23,484)	(15,865)	(63,260)	(51,035)

Other income (expense)
Currency exchange loss, net	(342)	(87)	(74)	(392)
Interest income	1,708	457	3,932	631
Interest expense	—	(78)	—	(305)

Total other income (expense), net	1,366	292	3,858	(66)

Loss before income tax benefit (expense)	(22,118)	(15,573)	(59,402)	(51,101)
Income tax (benefit) expense	(439)	115	499	286

Net loss	(21,679)	(15,688)	(59,901)	(51,387)

Net loss attributable to common shareholders	(21,679)	(15,688)	(59,901)	(51,387)

Net loss per common share, basic and diluted	$(0.43)	$(0.54)	$(1.66)	$(1.78)

Weighted-average number of shares used in computing net loss per common share, basic and diluted	50,168,303	28,815,267	36,011,162	28,815,267

Other comprehensive (loss) income
Net loss	$(21,679)	$(15,688)	$(59,901)	$(51,387)
Foreign currency translation	(108)	(5,400)	268	(12,427)

Total comprehensive loss	$(21,787)	$(21,088)	$(59,633)	$(63,814)

IO BIOTECH, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(unaudited)

	September 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$165,501	$142,590
Prepaid expenses and other current assets	2,753	5,629

Total current assets	168,254	148,219

Restricted cash	268	268
Property and equipment, net	797	741
Right of use lease asset	2,367	2,493
Other non-current assets	867	84

Total non-current assets	4,299	3,586

Total assets	$172,553	$151,805

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$6,645	$4,004
Lease liability - current	627	515
Accrued expenses and other current liabilities	5,713	6,157

Total current liabilities	12,985	10,676

Lease liability - non-current	1,976	2,275

Total non-current liabilities	1,976	2,275

Total liabilities	14,961	12,951

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value of $0.001 per share; 5,000,000 shares authorized, no shares issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Common stock, par value of $0.001 per share; 300,000,000 shares authorized at September 30, 2023 and December 31, 2022; 65,880,914 and 28,815,267 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	66	29
Additional paid-in capital	405,039	326,705
Accumulated deficit	(237,640)	(177,739)
Accumulated other comprehensive loss	(9,873)	(10,141)

Total stockholders’ equity	157,592	138,854

Total liabilities and stockholders’ equity	$172,553	$151,805